NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on August 12, 2024, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 30, 2024 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between SilverBow Resources, Inc and Crescent Energy Company became effective before market open on July 30, 2024. Each share of Common Stock of SilverBow Resources, Inc may be converted into $38.00 in cash without interest, subject to an aggregate cap of $400,000,000, or converted into 3.125 shares of Crescent Energy Company Class A Common Stock, or converted into a combination of 1.866 shares of Crescent Energy Company Class A Common Stock and $15.31 in cash. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on July 30, 2024.